Exhibit 99

Eaton Reports Second Quarter Earnings Per Share of $.17

Strong Operating Cash Flow of $361 Million

Increased Savings from Cost-Reduction Program

CLEVELAND--(BUSINESS WIRE)--July 20, 2009--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $.17 for the second quarter of 2009, 92 percent below the second quarter of 2008. Sales in the quarter were $2.90 billion, 32 percent below the second quarter of 2008. Net income was $29 million compared to $333 million in 2008.

Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2009 were $.23 compared to $2.10 per share in 2008, a decrease of 89 percent, and operating earnings were $39 million compared to $344 million in 2008.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our sales in the second quarter were only slightly higher than in the first quarter of 2009, reflecting little improvement in the challenging global economic conditions. Despite the sluggish revenues, which came in $100 million lower than projected in our initial quarterly guidance, we were successful in substantially lowering our cost structure, which allowed us to generate earnings about equal to our guidance for the quarter.

“Sales in the second quarter declined 32 percent compared to the second quarter of 2008, with a decline of 6 percent from exchange rates and a decline of 26 percent in core sales,” said Cutler. “Our end markets declined 26 percent in the quarter. It is clear that significant destocking and inventory liquidation continued in virtually all of our segments during the quarter.

“Despite the challenging market conditions, our operating cash flow for the quarter was $361 million, just slightly lower than last year, and our free cash flow was $313 million, $68 million higher than last year,” said Cutler. “In the last three quarters, our operating cash flow has totaled $1.1 billion. We are maintaining our dividend for the second quarter at $0.50 per share, to be distributed in mid August.

“As we survey our end markets, the year is shaping up to be considerably weaker than we had forecast in April,” said Cutler. “We now anticipate our overall end markets will decline by between 21 and 22 percent versus our earlier forecast of a decline between 15 and 16 percent. We see our U.S. markets declining by 25 percent, while our non-U.S. markets are expected to decline by 19 percent.

“We anticipate net income per share for the third quarter of 2009 to be between $0.80 and $0.90,” said Cutler. “Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated to be between $0.90 and $1.00 in the third quarter of 2009.

“We are lowering our guidance for the full year due to the further reduction in our expectations for market growth, which we expect to be partially offset by an additional $120 million of savings from our cost-reduction initiatives. Accordingly, we now anticipate 2009 net income per share of between $1.65 and $1.85, and 2009 operating earnings per share of between $2.00 and $2.20,” said Cutler.

Business Segment Results

Second quarter sales for the Electrical Americas segment were $881 million, down 14 percent compared to 2008. Operating profits in the second quarter were $144 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $146 million, down 8 percent from results in 2008.

“End markets for our Electrical Americas segment declined approximately 22 percent during the second quarter,” said Cutler. “Both non-residential electrical and power quality markets declined in the high teens, while residential electrical and industrial controls markets declined about 30 percent.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange and acquisitions, declined 33 percent compared to the second quarter of 2008,” said Cutler. “We now anticipate markets in our Electrical Americas segment will decline by 20 percent for the full year.”

Sales for the Electrical Rest of the World segment were $595 million, a decline of 35 percent compared to the second quarter of 2008. The sales decline was comprised of an 11 percent decline due to foreign currency and a 24 percent decline in core sales.

The segment reported operating profits of $16 million. Excluding acquisition integration charges of $10 million during the quarter, operating profits totaled $26 million, down 73 percent compared to the second quarter of 2008.

“The European electrical markets declined steeply in the quarter, down 24 percent,” said Cutler. “Asian markets fared a bit better, declining by 15 percent. We now anticipate markets in our Electrical Rest of the World segment will decline by 17 percent for the full year.”

Hydraulics segment sales were $425 million, down 39 percent compared to the second quarter of 2008. Global hydraulics markets were down 39 percent in the quarter, with non-U.S. markets down 33 percent and U.S. markets down 45 percent. Operating profits in the second quarter were $14 million, down 85 percent compared to the second quarter of 2008.

“The global hydraulics markets in the second quarter were very weak,” said Cutler. “We believe these markets will remain weak, with only slightly improved conditions in the second half of the year. As a result, we now believe global hydraulics markets for all of 2009 will decline by 33 percent.”

Aerospace segment sales were $409 million, 12 percent below the second quarter of 2008. Aerospace markets declined 8 percent compared to the second quarter of 2008.

Operating profits in the second quarter were $70 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $73 million, a decline of 3 percent compared to a year earlier.

“Aerospace markets in the second quarter were impacted by declines in the commercial aftermarket and inventory reductions at commercial OEMs,” said Cutler. “We anticipate the global aerospace market will decline 5 percent in 2009. Commercial aftermarket demand, in particular, has weakened as both passenger traffic and freight volumes have declined worldwide.”

The Truck segment posted sales of $321 million in the second quarter, down 49 percent compared to 2008. Truck production in the second quarter was down 33 percent, with U.S. markets down 43 percent and non-U.S. markets down 22 percent. The segment reported an operating loss of $3 million.

“We expect production in the second half to be broadly similar to the first half,” said Cutler. “The key factors inhibiting demand for trucks appear to be weak freight volumes and limitations on financing. It is unclear when these conditions will improve. At this point, for all of 2009, we anticipate our Truck markets will decline by 27 percent.”

The Automotive segment posted second quarter sales of $270 million, down 51 percent from the second quarter of 2008. Global automotive markets were down 33 percent with U.S. markets down 48 percent and non-U.S. markets down 25 percent. The segment reported an operating loss of $19 million.

“The automotive market in the U.S. was markedly impacted in the second quarter by the shutdowns at General Motors and Chrysler,” said Cutler. “Outside the U.S., several markets benefited from incentive programs designed to boost auto purchases. We now anticipate global automotive markets will decline by 25 percent in 2009.”

Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the third quarter 2009 and full year 2009 net income per share and operating earnings per share, our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; the availability of credit to customers; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and six months ended June 30, 2009 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Six months ended
(Millions except for per share data)	June 30		June 30
	2009	2008	2009	2008
Continuing operations
Net sales	$2,901	$4,279	$5,714	$7,775
Income (loss) before income taxes	30	358	(33)	647
Income (loss) after income taxes	$31	$337	$(21)	$584
Income from discontinued operations				3
Net income (loss)	31	337	(21)	587
Adjustment of net income (loss) for noncontrolling interests	(2)	(4)		(7)
Net income (loss) attributable to Eaton	$29	$333	$(21)	$580

Net income (loss) per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$.17	$2.03	$(.13)	$3.68
Discontinued operations				.01
	$.17	$2.03	$(.13)	$3.69
Average number of Common Shares outstanding -
assuming dilution	167.6	163.6	166.2	157.1

Basic
Continuing operations	$.17	$2.07	$(.13)	$3.74
Discontinued operations				.01
	$.17	$2.07	$(.13)	$3.75
Average number of Common Shares outstanding - basic	166.9	161.2	166.2	154.5

Cash dividends paid per Common Share	$.50	$.50	$1.00	$1.00

Reconciliation of net income (loss) attributable to
Eaton to operating earnings (loss)
Net income (loss) attributable to Eaton	$29	$333	$(21)	$580
Excluding acquisition integration charges (after-tax)	10	11	24	20
Operating earnings	$39	$344	$3	$600

Net income (loss) per Common Share attributable to
Eaton Common Shareholders - assuming dilution	$.17	$2.03	$(.13)	$3.69
Per share impact of acquisition integration charges (after-tax)	.06	.07	.14	.13
Operating earnings per Common Share	$.23	$2.10	$.01	$3.82

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Six months ended
(Millions except for per share data)	June 30		June 30
	2009	2008	2009	2008
Net sales	$2,901	$4,279	$5,714	$7,775

Cost of products sold	2,189	3,069	4,363	5,601
Selling & administrative expense	554	704	1,112	1,256
Research & development expense	95	111	193	200
Interest expense-net	41	44	78	82
Other (income) expense-net	(8)	(7)	1	(11)
Income (loss) from continuing operations before income taxes	30	358	(33)	647
Income taxes (benefits)	(1)	21	(12)	63
Income (loss) from continuing operations	31	337	(21)	584
Income from discontinued operations				3
Net income (loss)	31	337	(21)	587
Adjustment of net income (loss) for noncontrolling interests	(2)	(4)		(7)
Net income (loss) attributable to Eaton	$29	$333	$(21)	$580

Net income (loss) per Common Share attributable to
Eaton Common Shareholders
Assuming dilution
Continuing operations	$.17	$2.03	$(.13)	$3.68
Discontinued operations				.01
	$.17	$2.03	$(.13)	$3.69
Average number of Common Shares outstanding -
assuming dilution	167.6	163.6	166.2	157.1

Basic
Continuing operations	$.17	$2.07	$(.13)	$3.74
Discontinued operations				.01
	$.17	$2.07	$(.13)	$3.75
Average number of Common Shares outstanding - basic	166.9	161.2	166.2	154.5

Cash dividends paid per Common Share	$.50	$.50	$1.00	$1.00

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Six months ended
(Millions)	June 30		June 30
	2009	2008	2009	2008
Net sales
Electrical Americas	$881	$1,028	$1,740	$1,939
Electrical Rest of World	595	911	1,139	1,304
Hydraulics	425	695	855	1,352
Aerospace	409	466	827	896
Truck	321	625	613	1,192
Automotive	270	554	540	1,092
	$2,901	$4,279	$5,714	$7,775

Operating profit (loss)
Electrical Americas	$144	$158	$250	$300
Electrical Rest of World	16	92	10	110
Hydraulics	14	92	20	170
Aerospace	70	69	141	132
Truck	(3)	94	(37)	179
Automotive	(19)	51	(65)	97

Corporate
Amortization of intangible assets	(42)	(42)	(84)	(67)
Interest expense-net	(41)	(44)	(78)	(82)
Pension & other postretirement benefits expense	(92)	(35)	(139)	(73)
Stock option expense	(6)	(8)	(13)	(15)
Other corporate expense-net	(11)	(69)	(38)	(104)
Income (loss) from continuing operations before income taxes	30	358	(33)	647
Income taxes (benefits)	(1)	21	(12)	63
Income (loss) from continuing operations	31	337	(21)	584
Income from discontinued operations				3
Net income (loss)	31	337	(21)	587
Adjustment of net income (loss) for noncontrolling interests	(2)	(4)		(7)
Net income (loss) attributable to Eaton	$29	$333	$(21)	$580

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Millions)	2009	2008

ASSETS
Current assets
Cash	$148	$188
Short-term investments	433	342
Accounts receivable	2,015	2,295
Inventories	1,373	1,554
Deferred income taxes & other current assets	508	416
	4,477	4,795

Property, plant & equipment-net	2,542	2,639
Goodwill	5,376	5,232
Other intangible assets	2,481	2,518
Deferred income taxes & other assets	1,315	1,471
	$16,191	$16,655

LIABILITIES & EQUITY
Current liabilities
Short-term debt	$109	$812
Current portion of long-term debt	534	269
Accounts payable	923	1,121
Accrued compensation	263	297
Other current liabilities	1,230	1,246
	3,059	3,745

Long-term debt	3,399	3,190
Pension liabilities	1,411	1,650
Other postretirement liabilities	620	703
Other long-term liabilities & deferred income taxes	1,011	1,002

Eaton shareholders' equity	6,647	6,317
Noncontrolling interests	44	48
Total equity	6,691	6,365
	$16,191	$16,655

See accompanying notes.

EATON CORPORATION
NOTES TO THE SECOND QUARTER 2009 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Business Segment Reporting

In the first quarter of 2009, Eaton changed its business segment financial reporting structure. The Electrical segment was divided into Electrical Americas and Electrical Rest of World. The Hydraulics, Aerospace, Truck and Automotive segments continue as individual reporting segments. Accordingly, business segment information for prior years has been restated to conform to the current year’s presentation. The change to the business segments did not affect net income for any of the periods presented.

Adoption of New Accounting Standard - Noncontrolling Interests in Consolidated Financial Statements

In the first quarter of 2009, Eaton adopted Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. This Standard clarifies accounting and reporting for noncontrolling interests, sometimes called a minority interest, which is the portion of equity in a subsidiary not owned, directly or indirectly, by Eaton. As result of the adoption of this Standard, the Statements of Consolidated Income and the Consolidated Balance Sheets were reclassified to report separately noncontrolling interests. The adoption of this Standard did not have a material effect on Eaton’s results of operations or consolidated financial position.

Acquisitions of Businesses

In 2009 and 2008, Eaton acquired certain businesses and entered into joint ventures in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 6, 2009	Electrical Rest of	$10 for 2008
A joint venture to manufacture low voltage		World
switchboards and control panel assemblies
for use in the Middle East power generation
and industrial markets

Integ Holding Limited	October 2,	Hydraulics	$52 for 2007
The parent company of Integrated Hydraulics	2008
Ltd., a U.K.-based manufacturer of screw-in
cartridge valves, custom-engineered hydraulic
valves and manifold systems

Nittan Global Tech Co. Ltd.	Operational	Automotive	New joint
A joint venture to manage the global design,	October 1,		venture
manufacture and supply of engine valves and	2008
valve actuation products to Japanese and
Korean automobile and engine manufacturers.
In addition, during the second half of 2008,
several related manufacturing joint ventures
were established.

Engine Valves business of Kirloskar Oil Engines Ltd.	July 31, 2008	Automotive	$5 for 2007
An India-based designer, manufacturer and
distributor of intake and exhaust valves for diesel
and gasoline engines

PK Electronics	July 31, 2008	Electrical	$9 for 2007
A Belgium-based distributor and service provider		Rest of
of single and three-phase uninterruptible		World
power supply (UPS) systems

The Moeller Group	April 4, 2008	Electrical	€1.02 billion for
A Germany-based supplier of electrical		Rest of	2007
components for commercial and residential		World
building applications and industrial controls for
industrial equipment applications

Balmen Electronic, S.L.	March 31,	Electrical	$6 for 2007
A Spain-based distributor and service provider	2008	Rest of
of uninterruptible power supply (UPS) systems		World

Phoenixtec Power Company Ltd.	February 26,	Electrical	$515 for 2007
A Taiwan-based manufacturer of single and	2008	Rest of
three-phase uninterruptible power supply (UPS)		World
systems

Acquisition Integration Charges

In 2009 and 2008, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recognized as expense as incurred. A summary of these charges follows:

	Three months ended June 30
	Acquisition integration charges				Operating profit (loss) excluding acquisition integration charges
			Operating profit (loss) as reported

	2009	2008	2009	2008	2009	2008
Electrical Americas	$2	$1	$144	$158	$146	$159
Electrical Rest of World	10	6	16	92	26	98
Hydraulics		1	14	92	14	93
Aerospace	3	6	70	69	73	75
Truck			(3)	94	(3)	94
Automotive		1	(19)	51	(19)	52
Corporate		2
	$15	$17	$222	$556	$237	$571
After-tax charges	$10	$11
Per Common Share	$.06	$.07
	Six months ended June 30
	Acquisition integration charges		Operating profit (loss) as reported		Operating profit (loss) excluding acquisition integration charges

	2009	2008	2009	2008	2009	2008
Electrical Americas	$3	$1	$250	$300	$253	$301
Electrical Rest of World	26	9	10	110	36	119
Hydraulics	1	3	20	170	21	173
Aerospace	5	13	141	132	146	145
Truck			(37)	179	(37)	179
Automotive	1	2	(65)	97	(64)	99
Corporate		2
	$36	$30	$319	$988	$355	$1,016
After-tax charges	$24	$20
Per Common Share	$.14	$.13

Charges in 2009 were related primarily to the integration of the following acquisitions: Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. Charges in 2008 were related primarily to the integration of the following acquisitions: Moeller, Phoenixtec, the MGE small systems UPS business, Argo-Tech, Synflex, PerkinElmer and Cobham. The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2008 to reduce the workforce in anticipation of the severe economic downturn, and in the first half of 2009 took further action. The reductions in 2008 and 2009 total approximately 15% of the full-time workforce. These actions resulted in the recognition of pretax charges for severance and pension and other postretirement benefits expense of $69 in the second quarter of 2009 and $134 in the first half of 2009. The workforce reduction charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate.

Pension and Other Postretirement Benefits

Due to new limitations imposed by the Pension Protection Act on pension lump sum distributions effective in 2009, Eaton’s U.S. Pension Plan became restricted in the second quarter of 2009 from making 100% lump sum payments. The Plan experienced a significant increase in lump sum payments in the second quarter before the limitation went into effect, resulting in pension settlement expense of $51 in the second quarter. This expense was included in Pension & other postretirement benefits expense in Business Segment Information.

Also, as a result of the workforce reduction in 2009, curtailment expense of $14 related to pension and other postretirement benefits liabilities was recorded in the second quarter of 2009. This expense was included in Pension & other postretirement benefits expense in Business segment Information. Liabilities related to the U.S. pension and other postretirement benefits plans were remeasured in the second quarter of 2009 resulting in a $283 reduction of liabilities with a corresponding reduction of Accumulated other comprehensive losses in Shareholder’s equity ($182 after-tax).

Of the total increases in pension and other postretirement benefits expenses attributable to the settlements and curtailments noted above, $31 was a result of the workforce reduction.

Business Segment Reporting - Other Corporate Expense-net

Other corporate expense-net of $11 for the second quarter of 2009 and $38 for the first half of 2009 decreased from $69 and $104 for the same periods in 2008 primarily due to the amortization of purchase price accounting adjustments related to the fair value of inventories of businesses acquired in 2008, principally Moeller, and lower corporate expenses.

Income Taxes

During the second quarter of 2009 and the first half of 2009, income tax benefits of $1 and $12 were recorded (a tax benefit rate of 4.8% in the second quarter and 36.6% for the first half of 2009) compared to income tax expense of $21 and $63 in the second quarter of 2008 and the first half of 2008, respectively (6.0% and 9.7% effective tax rates).

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501